                                 EXHIBIT (p) (2)
                                 --------------

                      THE VAN LIEW COMPANIES CODE OF ETHICS

Because of the nature of the investment management/trust business, and also in response to regulatory requirements, employees of the Van Liew companies and their families must be particularly aware of their ethical responsibilities.

Van Liew Capital Inc., and its affiliated companies do business in a rapidly changing environment in which they welcome new employees, new customers and new suppliers. The policies described here represent the companies' efforts to communicate the business principles on which they were founded. Suggestions and comments from employees are encouraged.

Any arrangement to contravene any of these policies or the intent expressed by these policies is a violation that will be subject to disciplinary actions, including possible termination of employment.

It is obviously impossible to define every situation where a conflict of interest may arise. The intent of these policies is to describe business conduct that is honest and fair. In gray areas where an ethical course of action is difficult to determine, the employee should not hesitate to discuss his or her course of action with a superior or the Chairman. The partners and senior officers of Van Liew Capital Inc. will serve as final authority on Van Liew company policy concerning business conduct.

Corporate officers of Van Liew Capital Inc. and its affiliates, members of the Board of Directors and all employees are required to review these policies at least annually and acknowledge in writing their understanding and support of the Code of Ethics. (See Affirmation of Code of Ethics, Form P006.)

Scope of Policy:

This policy extends to recruiting, hiring, testing, training, compensation, benefits, promotion, transfer, discipline, facilities, termination, and all other terms and conditions of employment.

INTEGRITY, HONESTY AND FAIRNESS

Our corporate goals of efficiency and profitability are dependent upon the careful and prudent use of our company's assets, including its good name. We must all ensure that our resources are used in ways that are consistent with sound business practices, and never used in ways that could be interpreted as imprudent, improper or for personal benefit.

      1)    Gifts, Entertainment, Loans or Other Favors

            All transactions are to be conducted on an arms-length basis. Employees, directors and members of their families will not offer or accept any gifts over $25.00, or lavish entertainment, or other benefits which are, or could be, interpreted as intended to influence business practices (unless approved by the Vice President-Administration and the Chairman).

      2)    Personal Fees or Commissions

            Employees, directors and members of their families will not accept personal fees, commissions or other forms of remuneration because of transactions or business arrangements involving the services of Van Liew Capital Inc. or any affiliated company (unless approved by the Vice President-Administration and the Chairman).

      3)    Payments

            Bribes, kickbacks or other arrangements intended to obtain favorable treatment by governments, businesses or other individuals are prohibited.

      4)    Purchasing

            Van Liew Capital Inc. and its affiliates select suppliers based on sound business considerations such as cost, quality, dependability and service -- not on personal considerations.

      5)    Antitrust

            Employees will not discuss, encourage, or enter into an arrangement with suppliers, customers or competitors intended to violate antitrust laws.

      6)    Use of Information

            Confidential information regarding the operation and business activities of our customers and suppliers must not be disclosed or discussed except when required by law.

            Information obtained in the course of business, whether confidential or not, may not be used to the detriment of the company or its employees or customers.

            Also, employees should never remove any important or confidential information from the office premises.

            Confidentiality must be maintained both during employment by Van Liew Capital Inc. and after any termination.

            Employees may not use for their personal gain undisclosed or unpublished information concerning Van Liew Capital Inc., its affiliates, customers (and/or their families and companies), or suppliers.

            Employees will not make false or misleading remarks about personal matters, business practices or products of customers, suppliers or competitors.

      7)    Use of Company Property or Equipment

            Unauthorized or improper use of company property or equipment is prohibited. Property or equipment may not be removed from the office without permission from management.

            Confidential and important information residing in office computers should be backed up on a regular basis and protected from unauthorized use and damage.

      8)    CONTRIBUTIONS

            We believe that we have more than an economic existence. We recognize a special obligation to our employees and the communities in which we do business. We are mindful of our special obligation to improve the quality of life in our society, and we always attempt to assure that our operations contribute to the improvement of both the social and economic communities.

      9)    Political Contributions

            It is not the policy of Van Liew Capital Inc. or its affiliates to make political contributions of money, goods, special services or resources to any political party or candidate.

            The companies do, however, encourage individual employees to be active participants in political affairs and to support political parties and candidates of their choice, provided that these activities take place outside office hours and company premises and cannot be construed as corporate activities.

      10)   Charitable Contributions

            Corporate charitable contributions will be made only at the direction of the partners and senior officers of Van Liew Capital Inc., and in most cases contributions will be made when the Van Liew companies are in a position of profitability.

            One exception to this rule may be a new business opportunity where the charitable contribution may be deemed a public relations or marketing expense intended to develop a new account relationship.

      11)   OUTSIDE AND PERSONAL ACTIVITIES

            Van Liew Capital Inc. and its affiliates will prosper only if they are guided by employees who support the objectives of the organization with undivided loyalties.

      12)   Conflicts of Interest

            Employees should not permit a situation to develop which is likely to result in divided loyalties or the appearance of a conflict of interest.

      13)   Outside Financial and Non-Financial Interests

            All business relationships and transactions should be conducted at arms-length and contracts written or goods and services sold and purchased at competitive rates in accordance with policies stated here.

            If an employee or employee's family has a significant financial interest or non-financial stake in the success of any business or enterprise that is a customer, supplier or competitor of Van Liew Capital Inc. and affiliated companies, approval of indirect or direct business dealings on behalf of the company must be sought and received from a consensus of partners and management staff.

      14)   Employment by Competitor

            Simultaneous employment by a competitor of Van Liew Capital Inc. is not permitted.

      15)   Outside Full-time Employment

            Full-time employees of Van Liew Capital Inc. and affiliated companies are not permitted to accept full-time employment outside the company.

      16)   Outside Part-time Employment

            Part-time employment outside the company is permitted if it does not infringe upon the employee's performance at the Van Liew companies.

      17)   Unpaid Outside activities

            Charitable work, community service, membership in professional organizations and personal development activities are encouraged as long as they do not interfere with an employee's performance of his or her duties.

            Charitable work related to Van Liew company business that does not conflict with the letter or intent of this Code of Ethics is also permitted.

      18)   DISCLOSURE OF FINANCIAL INFORMATION

            Employees must adhere to sound business practices in the disclosure of corporate financial transactions. Employees and directors are required for regulatory reasons to disclose certain personal financial information.

      19)   Audit Reporting

            Any person responsible for auditing or accounting procedures who notices or suspects a violation of any company policies during the performance of his/her duties in the Van Liew companies must report it to management immediately.

      20)   Financial Records

            Corporate employees will not maintain or utilize undisclosed or unrecorded funds or expense accounts. Employees must comply with established accounting rules and procedures (many of which are outlined in the company's "Procedures Manual"). All records should accurately reflect transactions in a timely manner.

      21)   Disciplinary History

            Investment-related employees and directors are required to describe their disciplinary record, updating it as necessary. (See Form P007, "Form ADV - Disciplinary Action Section").

PERSONAL SECURITIES TRANSACTIONS

Investment opportunities must be offered first to clients of Van Liew Capital Inc. before any employee may act on such investment opportunities. Each investment related employee and director or any "access person" (defined as a supervised person who has access to nonpublic information regarding clients' purchase and sale of securities, is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic) of Van Liew Capital Inc. shall comply with the following rules and procedures in any personal securities transactions:

      (i) Access persons must obtain prior written approval from the Chief Operating Officer of Van Liew Capital Inc. before acquiring, directly or indirectly, beneficial ownership of any securities through:

            (a)   an initial public offering; or

            (b)   a limited offering.

      (ii) Access persons shall not purchase or sell a security that the access person knows is to be sold, held or to be acquired by clients of Van Liew Capital Inc. without first obtaining written authorization of the Chief Operating Officer of Van Liew Capital Inc.

In the event the Chief Operating Officer of Van Liew Capital Inc. approves a transaction under the preceding subparagraphsof this Code, a written record of this approval shall be made and transmitted to the President of the Van Liew Capital Inc.

PERSONAL SECURITY TRANSACTIONS AND HOLDINGS REPORTS

Upon becoming an investment-related employee, director, or "access person," each such person is required to report all personal securities holdings, including securities held by an immediate family member sharing the access person's household, on Form P008 (See Form P008, "Disclosure of Securities Transactions") to Kevin M. Oates, as the Chief Compliance Officer ("CCO") no later than 10 days after becoming an investment-related employee, director, or "access person" of Van Liew Capital Inc. The information contained in an initial report must be current as of a date no more than 45 days prior to the date of the report. Following employment as an employee or access person, or election as a director, each such person is required to report, on Form P008, on quarterly basis due no later than 30 days after the close of each quarter, submitted to the CCO all personal security transactions during such quarter and submit on an annual basis a complete report of all personal securities holdings held by such person or an immediate family member sharing the same household. The information contained in an annual report must be current as of a date no more than 45 days prior to the date of the report.

The CCO shall have the responsibility for reviewing the above reports and ensuring that all reports are timely filed by those persons subject to this reporting requirement. In reviewing personal securities holdings and transaction reports, the CCO shall assess:

            - whether the reporting person followed pre-clearance procedures;

                  whether the access person is trading for his/her own account in the same securities he/she is trading for clients, and if so whether the clients are receiving terms as favorable as the reporting person takes for him/herself; periodically analyze the reporting person's trading for patterns that may indicate abuse, including market timing;

            - investigate any substantial disparities between the quality of performance the reporting person achieves for his/her own account and that he/she achieves for clients; and

            - investigate any substantial disparities between the percentage of trades that are profitable when the reporting person trades for his/her own account and the percentage that are profitable when he/she places trades for clients.

The CCO shall report any failure to file transaction or summary reports and any violations discovered in the above review to the Board of Directors. The Board of Directors shall take such action as it deems necessary in order to remedy any violation.

No reports need be file with respect to:

      -     transactions effected pursuant to an automatic investment plan:

      - securities held in accounts over which the access person has no direct or indirect influence or control;

      - transactions and holdings in direct obligations of the Government of the United States

      - money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

      -     shares of money market funds;

      - transactions and holdings in shares of other types of mutual Funds, unless Van Liew Capital Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; or

      - transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

EQUAL EMPLOYMENT OPPORTUNITY

In order to protect the rights of all current and potential employees and to comply with the requirements of federal and state law, the Van Liew companies have adopted the following Equal Employment Opportunity Policy:

The Van Liew companies prohibit discrimination on the basis of a person's race, color, national origin, sex, age, religion, handicap, marital or veteran status in any employment decision. This policy extends to harassment based on any of the foregoing, including sexual harassment.

FORM ADV DISCLOSURE

Forms ADV filed by Van Liew Capital Inc. must contain a description of this code of ethics and, upon request, Van Liew Capital Inc. shall furnish clients with a copy of this code.

RECORDKEEPING

A copy of this code of ethics must be kept by Van Liew Capital Inc. for five years after the last date in effect. Affirmations of receipt of this code must be kept for five years after the individual ceases to be a supervised person. Similarly, a list of "access persons," the holdings and transaction reports submitted such by access persons, and records of decisions approving access persons' acquisition of securities in IPOs and limited offerings must be kept by Van Liew Capital Inc. and must include every person who was an access person at any time within the past five years, even if such person is no longer considered an access person. All of the above reports and acknowledgements must be kept for the first two years in an easily accessible place at the principal office of Van Liew Capital Inc.